EXHIBIT 99.1

PRESS RELEASE	eLoyalty Corporation 150 Field Drive, Suite 250 Lake Forest, Illinois 60045
Contact:
eLoyalty Corporation	www.eloyalty.com
Chris Min, Vice President and Chief Financial Officer
(847) 582-7222	t 847.582.7000
ir@eloyalty.com	f 847.582.7001

eLoyalty Corporation Announces Proposed Rights Offering

LAKE FOREST, IL, August 7, 2008 — eLoyalty Corporation (Nasdaq: ELOY), a leading enterprise customer relationship management (CRM) services and solutions company, today announced that it has filed an S-3 Registration Statement with the SEC for a proposed rights offering relating to non-transferable subscription rights to purchase up to $15 million of eLoyalty Common Stock. Holders of eLoyalty’s Common Stock and Series B Preferred Stock on the record date for the rights offering would be eligible to participate. The subscription price will be at $5.67 per share. The record date has not been set. eLoyalty plans to use the proceeds from the rights offering for working capital and general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Persons eligible to participate in the rights offering will receive a prospectus and subscription materials, when available, in the mail. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The rights offering will only be made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualifications under the securities laws of any such state.

About eLoyalty

eLoyalty helps its customers achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000, eLoyalty’s offerings include the Behavioral Analytics™ Service, Integrated Contact Solutions and Consulting Services, each of which enables focused business transformation.